Exhibit 99.1

GUESS?, INC.	NEWS RELEASE

GUESS?, INC. REPORTS Q1 EPS GROWTH OF 34% TO A RECORD OF $0.51

REPORTS 29% Q1 REVENUE GROWTH TO RECORD OF $489 MILLION

RAISES FISCAL 2009 EPS GUIDANCE TO A RANGE OF $2.40 TO $2.48

First Quarter Highlights

-	All business segments delivered double-digit revenue and operating earnings growth

-	European revenues up 50%

-	North American retail revenues up 18%; comp sales up 7%

-	Operating earnings increased 31%

-	Net earnings increased 35% to $47.8 million

LOS ANGELES, June 3, 2008 - Guess?, Inc. (NYSE: GES) today reported financial results for the first quarter of its 2009 fiscal year, which ended May 3, 2008.

First Quarter 2009 Results

For the first quarter of fiscal 2009, the Company reported record net earnings of $47.8 million, an increase of 35% compared to net earnings of $35.5 million for the quarter ended May 5, 2007. Diluted earnings per share increased 34% to $0.51 in the current quarter versus $0.38 in the prior year quarter.

Paul Marciano, Chief Executive Officer, commented, “We are very pleased with our financial performance this quarter, especially considering the current economic environment in the U.S. We increased revenues by 29% and achieved earnings per share growth of 34%. Our strategy to expand our international business continues to yield strong results; in the first quarter, two-thirds of the revenue growth for the Company was generated by our European and Asian businesses. Our business continues to evolve into a highly diversified model where we do not depend on any one channel, territory or product category.”

Mr. Marciano continued, “The strength of our brand was evident across all of our businesses, with each of our segments delivering double-digit revenue growth and all contributing to our earnings increase. Overall, our performance resulted in an operating margin expansion and a 35% increase in earnings, marking our 19th consecutive quarter of earnings growth. Along with our licensee partners, we have developed a lifestyle assortment of products that resonates extremely well with our customers worldwide. We continue to manage our business prudently and make investments globally to position the Company for profitable growth and to penetrate markets where the brand is well known but is not fully developed.”

Total net revenue for the first quarter of fiscal 2009 increased 29.4% to $489.2 million from $377.9 million in the prior-year quarter. The Company’s retail stores in North America generated revenue of $211.9 million in the first quarter of fiscal 2009, an 18.1% increase from $179.5 million in the same period a year ago. Comparable store sales increased 7.0% for the first quarter of fiscal 2009, compared to the same period a year ago. This represents our 21st consecutive quarter of same store sales growth in North America. The Company operated 391 retail stores in the U.S. and Canada at the end of the first quarter of fiscal 2009 versus 336 stores a year earlier.

Net revenue from the Company’s wholesale segment, which includes the Company’s Asian operations, increased 26.9% to $75.1 million in the first quarter of fiscal 2009, from $59.2 million in the prior-year period.

Net revenue from the Company’s European segment increased 50.2% to $178.7 million in the first quarter of fiscal 2009, compared to $118.9 million in the prior-year period.

Licensing segment net revenue increased 15.7% to $23.5 million in the first quarter of fiscal 2009, from $20.3 million in the prior-year period.

Operating earnings for the first quarter of fiscal 2009 increased 31% to $75.9 million (including a $5.9 million favorable currency translation benefit) from $57.9 million in the prior-year period. Operating margin in the first quarter increased 20 basis points to 15.5%, compared to the prior year’s quarter. This margin expansion was a result of higher European product margins and a higher mix of European business, improved leverage over occupancy costs, partially offset by lower product margins in North America and increased costs related to infrastructure investments.

The Company’s effective tax rate declined to 36.0% for the first quarter of fiscal 2009, from 38.7% for the first quarter of the prior year.

Outlook

The Company’s expectations for the fiscal year ending January 31, 2009, are now as follows:

-	Consolidated net revenues are expected to range from $2.03 billion to $2.08 billion.
-	Operating margin is expected to be about 17.7%.
-	Diluted earnings per share are expected to be in the range of $2.40 to $2.48.

The Company also provided the following expectations for its second quarter of fiscal 2009, which will end August 2, 2008:

-	Consolidated net revenues are expected to range from $445 million to $465 million.
-	Operating margin is expected to be about 15.5%.
-	Diluted earnings per share are expected to be in the range of $0.47 to $0.49.

Dividend

The Company also announced today that its Board of Directors has approved a quarterly cash dividend of $0.08 per share on the Company’s common stock. The dividend will be payable on July 3, 2008 to shareholders of record at the close of business on June 18, 2008.

The Company will hold a conference call at 4:30 pm (ET) on June 3, 2008 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guessinc.com via the “Investor’s Info” link. The webcast will be archived on the website for 30 days.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. As of May 3, 2008, the Company operated 391 retail stores in the United States and Canada and 607 retail stores outside of North America, of which 63 were directly owned. The Company also distributes its products through better department and specialty stores around the world. For more information about the Company, please visit www.guessinc.com.

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company’s future prospects and guidance for the second quarter and full year of fiscal 2009, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include our ability to, among other things, anticipate consumer preferences, effectively operate our various retail concepts, effectively manage inventories, successfully execute our strategies, including our supply chain and international growth strategies, currency fluctuations and domestic and international general economic conditions and consumer confidence. In addition to these factors, the economic and other factors identified in the Company’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations.

Contact:	Guess?, Inc.
Investor Relations
(213) 765-5578

Source: Guess?, Inc.

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(dollars in thousands, except per share data)

	Three Months Ended
	May 3,		May 5,
	2008		2007
	$	%	$	%

Net revenue
Product sales	$465,735	95.2%	$357,643	94.6%
Net royalties	23,485	4.8%	20,306	5.4%
	489,220	100.0%	377,949	100.0%

Cost of product sales	267,981	54.8%	210,367	55.7%

Gross profit	221,239	45.2%	167,582	44.3%

Selling, general and administrative expenses	145,314	29.7%	109,648	29.0%

Earnings from operations	75,925	15.5%	57,934	15.3%

Other (income) expense:
Interest expense	1,025	0.2%	924	0.2%
Interest income	(1,533)	(0.3)%	(1,712)	(0.5)%
Other, net	908	0.2%	891	0.3%

Earnings before income taxes and minority interest	75,525	15.4%	57,831	15.3%

Income taxes	27,189	5.5%	22,363	5.9%
Minority interest	535	0.1%	(59)	—

Net earnings	$47,801	9.8%	$35,527	9.4%

Net earnings per share:

Basic	$0.51		$0.39

Diluted	$0.51		$0.38

Weighted number of shares outstanding:

Basic	92,950		91,886

Diluted	94,039		93,240

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended
	May 3,	May 5,	%
	2008	2007	chg

Net revenue:
Retail operations	$211,937	$179,529	18%
Wholesale operations	75,134	59,195	27%
European operations	178,664	118,919	50%
Licensing operations	23,485	20,306	16%
	$489,220	$377,949	29%

Earnings (loss) from operations:
Retail operations	$22,844	$19,892	15%
Wholesale operations	12,554	10,701	17%
European operations	39,961	27,717	44%
Licensing operations	20,247	17,357	17%
Corporate overhead	(19,681)	(17,733)	11%
	$75,925	$57,934	31%

Operating margins:
Retail operations	10.8%	11.1%
Wholesale operations	16.7%	18.1%
European operations	22.4%	23.3%
Licensing operations	86.2%	85.5%
Total Company	15.5%	15.3%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	May 3,	February 2,	May 5,
	2008	2008	2007

ASSETS

Cash and cash equivalents	$260,390	$275,595	$189,396

Receivables, net	315,598	254,400	206,383

Inventories, net	202,804	232,159	164,500

Other current assets	46,767	52,585	39,373

Property and equipment, net	237,193	229,917	176,722

Other assets	146,819	141,572	126,412

Total Assets	$1,209,571	$1,186,228	$902,786

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of borrowings and capital lease obligations	$47,562	$35,254	$37,547

Other current liabilities	303,712	353,037	253,171

Borrowing and capital lease obligations	18,453	18,724	17,796

Other long-term liabilities	120,295	116,250	103,328

Minority interest	7,511	5,989	4,548

Stockholders' equity	712,038	656,974	486,396

Total Liabilities and Stockholders' Equity	$1,209,571	$1,186,228	$902,786

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Three Months Ended
	May 3,	May 5,
	2008	2007

Net cash used in operating activities	$(232)	$(11,357)

Net cash used in investing activities	(23,836)	(24,867)

Net cash provided by financing activities	7,626	16,440

Effect of exchange rates on cash	1,237	1,563

Net decrease in cash and cash equivalents	(15,205)	(18,221)

Cash and cash equivalents at the beginning of the period	275,595	207,617

Cash and cash equivalents at the end of the period	$260,390	$189,396

Supplemental information:

Depreciation and amortization	$13,813	$12,702

Rent	37,513	25,875

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Three Months Ended
	May 3,	May 5,
	2008	2007

Number of stores at the beginning of the year	373	334

Store openings	19	8

Store closures	(1)	(6)

Number of stores at the end of the period	391	336

Total store square footage at the end of the period	1,817,000	1,603,000